Exhibit 99.1
FOR IMMEDIATE RELEASE

Quad/Graphics Announces Preliminary 2015 Financial Results and 2016 Financial Guidance

Early Completion of Previously Announced $100 Million Cost Reduction Plan and Increased Manufacturing Productivity Drives Improved Financial Results in the Fourth Quarter

Highlights:

•	Expects 2015 Full-Year Unaudited and Preliminary Adjusted EBITDA to be at least $460 million, exceeding the high end of previous guidance range by $10 million.

•	Expects 2015 Full-Year Unaudited and Preliminary Free Cash Flow of approximately $210 million, exceeding the high end of previous guidance range by $30 million.

•	Announces financial guidance for 2016, which includes Free Cash Flow expectations of $190 million to $230 million.

•	Projected strong level of Free Cash Flow allows the Company to maintain an affordable and sustainable annual dividend of $1.20 per share, representing only 30% of Free Cash Flow.

SUSSEX, WI, January 6, 2016 — Quad/Graphics, Inc. (NYSE: QUAD) (“Quad/Graphics” or the “Company”) today reported preliminary results for the year ending December 31, 2015. The reported results are both preliminary and unaudited, and may be adjusted as a result of, among other things, completion of customary financial close review and audit procedures.

“We are pleased with our operating performance in the fourth quarter resulting from improvements in manufacturing productivity and strong cost management,” said Joel Quadracci, Quad/Graphics Chairman, President & Chief Executive Officer. “Our team was able to react quickly to increased pricing and volume pressure, and incrementally reduce our cost structure by $100 million on a run rate basis for 2016. This quick cost action allowed us to deliver stronger than expected results in the quarter and better position the Company for success in 2016. These activities required the complete coordination and dedication of our entire organization, and I want to thank all of our employees for their hard work and strong execution. As we move forward, we will continue to find new and creative ways to adapt to and evolve with changing industry conditions to meet our goal of being the industry’s high-quality and low-cost producer.”

The Company expects preliminary Net Sales for full-year 2015 to be approximately $4.65 billion and Adjusted EBITDA to be at least $460 million, representing an approximate 10% Adjusted EBITDA margin. The preliminary full-year Adjusted EBITDA results are at least $10 million greater than the high end of the previous guidance range of $430 million to $450 million, primarily as a result of cost productivity improvements and earlier than expected impacts from the Company’s previously announced $100 million cost reduction program.

Preliminary Free Cash Flow is expected to be approximately $210 million for full-year 2015, and is $30 million greater than the high end of the previous guidance range of $165 million to $180 million. Free Cash Flow increased $56 million or 36% over the prior year due to sustainable improvements in the cash conversion process primarily impacting working capital. The Company also expects the Debt Leverage Ratio to be below 3.0x at December 31, 2015, as compared to 3.09x at September 30, 2015, due to the stronger Free Cash Flow which was utilized to reduce debt levels during the fourth quarter.

Outlook
The Company provided the following 2016 preliminary financial guidance:

•	Net Sales of $4.4 billion to $4.6 billion.

•	Adjusted EBITDA of $420 million to $460 million.

•	Adjusted EBITDA margin of approximately 10% at the midpoint of guidance and flat with the expected 2015 margin.

•	Free Cash Flow of $190 million to $230 million, flat with 2015 at the $210 million midpoint of guidance.

Dave Honan, Quad/Graphics Executive Vice President & Chief Financial Officer, concluded: “We believe Quad/Graphics will continue to be a significant Free Cash Flow generator into the future and, because of permanent improvements to our cost structure and working capital levels, our preliminary financial guidance for 2016 demonstrates our ability to deliver a sustainable level of Free Cash Flow. Our strong cash flow and disciplined capital deployment strategy provides us the ability to continue maintaining a strong balance sheet, including further deleveraging the balance sheet through debt and pension liability reductions, while continuing to invest strategically in our business and return cash to our shareholders through our dividend, representing only 30% of our annual Free Cash Flow.”

Management will provide detailed audited financial statements and will discuss final 2015 financial results and 2016 financial guidance as part of its regular quarterly conference call on Tuesday, February 23, 2016.

Quarterly Conference Call
Quad/Graphics (NYSE: QUAD) will hold a conference call at 10 a.m. ET / 9 a.m. CT on Tuesday, February 23. The call will be hosted by Joel Quadracci, Quad/Graphics Chairman, President & Chief Executive Officer, and Dave Honan, Executive Vice President & Chief Financial Officer. The full earnings release and slide presentation will be concurrently available on the Investors section of Quad/Graphics’ website at http://investors.qg.com.

Participants can pre-register for the webcast by navigating to http://dpregister.com/10078532. Participants will be given a unique PIN to gain immediate access to the call on February 23, bypassing the live operator. Participants may pre-register at any time, including up to and after the call start time.

Alternatively, participants without internet access may dial in on the day of the call as follows:

•	U.S. Toll-Free: 1-877-328-5508

•	International Toll: 1-412-317-5424

Telephone playback will be available following the conference call and will be accessible as follows:

•	U.S. Toll-Free: 1-877-344-7529

•	International Toll: 1-412-317-0088

•	Replay Access Code: 10078532

The playback will be available until March 23, 2016.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company’s future results, financial condition, revenue, earnings, free cash flow, margins, objectives, goals, strategies, beliefs, intentions, plans, estimates, prospects, projections and outlook of the Company and can generally be identified by the use of words or phrases such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “foresee,” “project,” “believe,” “continue” or the negatives of these terms, variations on them and other similar expressions. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company’s expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control.

The factors that could cause actual results to materially differ include, among others: the impact of decreasing demand for printed materials and significant overcapacity in the highly competitive commercial printing industry creates downward pricing pressures; the inability of the Company to reduce costs and improve operating efficiency rapidly enough to meet market conditions; the impact of electronic media and similar technological changes, including digital substitution by consumers; the impact of changing future economic conditions; the failure of clients to perform under contracts or to renew contracts with clients on favorable terms or at all; the impact of an other than temporary decline in operating results and enterprise value that could lead to non-cash impairment charges due to the impairment of goodwill, other intangible assets and property, plant and equipment; the impact of the various covenants in the Company's debt facilities that impose restrictions may affect the Company's ability to operate its business; the failure to successfully identify, manage, complete and integrate acquisitions and investments; the impact of changes in postal rates, service levels or regulations; the impact of increased business complexity as a result of the Company’s entry into additional markets; the impact of fluctuations in costs (including labor and labor-related costs, energy costs, freight rates and raw materials) and the impact of fluctuations in the availability of raw materials; the impact of regulatory matters and legislative developments or changes in laws, including changes in cyber-security, privacy and environmental laws; the impact on the holders of Quad/Graphics class A common stock of a limited active market for such shares and the inability to independently elect directors or control decisions due to the voting power of the class B common stock; the impact of risks associated with the operations outside of the United States; significant capital expenditures may be needed to maintain the Company’s platform and processes and to remain technologically and economically competitive; and the other risk factors identified in the Company’s most recent Annual Report on Form 10-K, as such may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission.

Except to the extent required by the federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
This press release contains financial measures not prepared in accordance with generally accepted accounting principles (referred to as Non-GAAP), specifically Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Debt Leverage Ratio. Adjusted EBITDA is defined as net earnings (loss) attributable to Quad/Graphics common shareholders plus interest expense, income tax expense (if applicable), depreciation and amortization, restructuring, impairment and transaction-related charges, non-cash goodwill impairment charges, and loss on debt extinguishment, and less income tax benefit (if applicable). Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by net sales. Free Cash Flow is defined as net cash provided by operating activities less purchases of property, plant and equipment. Debt Leverage Ratio is defined as total debt and capital lease obligations divided by the last twelve months of Adjusted EBITDA. These measures are presented to provide additional information regarding Quad/Graphics’ performance and because they are important measures by which Quad/Graphics assesses the profitability and liquidity of its business. These measures should not be considered alternatives to net earnings (loss) as a measure of operating performance or to cash flows provided by operating activities as a measure of liquidity.

About Quad/Graphics
Quad/Graphics (NYSE: QUAD), a leading global provider of print and media solutions, is redefining print in today’s multichannel media world by helping marketers and publishers capitalize on print’s ability to complement and connect with other media channels. With consultative ideas, worldwide capabilities, leading-edge technology and single-source simplicity, Quad/Graphics has the resources and knowledge to help a wide variety of clients in distinct vertical industries, including but not limited to retail, publishing, insurance, financial and healthcare. The Company helps clients perform better in today’s rapidly changing world through innovative solutions that improve efficiencies, reduce costs, lift response and increase revenue. Quad/Graphics provides a diverse range of print and related products, services and solutions from multiple locations throughout North America, Latin America and Europe, and strategic partnerships in Asia and other parts of the world.

Investor Relations Contact:
Kyle Egan
Manager of Treasury and Investor Relations, Quad/Graphics
414-566-2482
Kyle.Egan@qg.com

Media Contact:
Claire Ho
Director of Corporate Communications, Quad/Graphics
414-566-2955
Claire.Ho@qg.com

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